Exhibit 99.1
Allied Healthcare International Inc.
Acquires ScotHomecare
The transaction makes Allied the largest provider of domiciliary care in Scotland
NEW YORK — March 7, 2011 — Allied Healthcare International Inc. (NASDAQ: AHCI), a leading provider of flexible healthcare staffing services in the United Kingdom, announced today that its UK subsidiary, Allied Healthcare Group Limited, has acquired the homecare business of Health and Lifecare Options Limited (HALO).
ScotHomecare, is a flexible domiciliary homecare business with nine branches in Scotland and one branch in Leicester, England. ScotHomecare delivers over 10,000 care hours per week for the elderly, as well as for adults with physical disabilities and has revenues of approximately £6 million ($9.8 million) per annum. ScotHomecare’s services include adult health care, child nursing care, palliative care nursing and elderly care services.
The acquisition expands Allied’s operations, making it the largest provider of domiciliary care in Scotland. In addition to a significant volume increase in hours, the transaction will allow Allied to introduce new higher margin services, including learning disabilities and continuing care, in the new locations. The Company will also have an opportunity to expand existing volumes of care to the elderly under Allied’s management structure. Allied expects this acquisition to be accretive to its earnings.
Allied has acquired the entire share capital of HALO for a total of £2.5 million ($4.1 million). This was funded through Allied’s cash on hand. £0.8 million ($1.3 million) initial consideration was paid on completion of the transaction, £0.2 million ($0.3 million) was deferred for three months to finalize completion accounts, and £1.5 million ($2.4 million) of liabilities will be repaid by Allied. In addition, £250,000 ($407,000) of working capital and sundry fixed assets associated with the business are included on completion.
Sandy Young, Chief Executive Officer of Allied, commented, “The ScotHomecare acquisition is in line with our strategy of expanding Allied’s geographic footprint and enhancing value for our shareholders. The transaction will provide Allied with a market leading position in Scotland, as it will double our current Scottish operations of 11 branches and help to support their strong growth momentum for the past two years. We will now be able to develop both learning disabilities and continuing care services at an increased scale. We also expect to benefit from ScotHomecare’s customer base and reputation. Further, we believe we will be able to benefit from additional outsourcing opportunities in Scotland, as the Scottish market is currently only 40% outsourced as compared to 80% in England. I am also delighted to welcome ScotHomecare employees into the Allied Healthcare Group and provide them with new opportunities within the combined business.”

Ann Rushforth, former Chief Executive Officer and owner of HALO, added, “It has been a pleasure to lead the ScotHomecare team to this point, and I leave the business in the capable hands of the current Managing Director of ScotHomecare, Anne Sinclair. The ScotHomcare team is excited to be joining the Allied business and building upon the organization’s proven track record of strength and customer reputation. The combination of our branch management and staff, as well as additional customer relationships, will create better geographical coverage, scale and opportunity to improve services and provide best in the industry healthcare and social care services throughout Scotland.”
About Allied Healthcare International Inc.
Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 120 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com.
Forward-Looking Statements
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; the effect of the change in the U.K. government and the impact of proposed changes in recent policy making related to health and social care that may reduce revenue and profitability; the impact of the HM Treasury Comprehensive Spending Review 2010 setting out the U.K. government’s plans to reduce spending; the introduction by the U.K. government of individualized budgets and direct payments for service users, which could lead our hospital, healthcare facility and other customers to bypass our services and which might decrease our revenues and margins; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand and spending for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; the effect of existing or future government regulation in relation to employment and agency workers’ rights and benefits, including changes to National Insurance rates and pension provision; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 17 8581 0600
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1247
Sherry.Bertner@icrinc.com